Voice Mobility International, Inc. Closes Private Financing

Vancouver, BC, CANADA September 24, 2004 - Voice Mobility International, Inc. (OTCBB: VMII and TSX: VMY), announced that it has closed a private placement financing to raise aggregate proceeds of Cdn.$1.6 million pursuant to the issuance of 2,457,577 units at prices between Cdn.$0.65 and Cdn.$0.66 per unit. The units were priced at Cdn.$0.65 and Cdn.$0.66 per unit because the private placement was approved by the Toronto Stock Exchange on August 9, 2004 when the closing price of our common stock was at Cdn.$0.73. This price represented a discount of 10% to the market price at that time.

Each unit consists of one common share and one-half of one share purchase warrant. Each whole share purchase warrant entitles the holder to purchase one common share at the price of Cdn.$1.00 per share for a period of three years. Voice Mobility has the right on thirty days notice to require the holders of the warrants to exercise their warrants so long as the closing price of Voice Mobility's shares on the Toronto Stock Exchange exceeds Cdn.$2.25 per share for at least thirty consecutive trading days prior to the date of the notice.

Voice Mobility paid a commission to agents and issued to the agents an additional 155,162 units on the same terms and conditions as noted above.

The securities issued in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act of 1933.

For Further Information:	Investor Relations:
Randy Buchamer, CEO	North America: 1.888.370.8751
Voice Mobility International Inc.	investors@voicemobility.com
604.482.0000

FORWARD-LOOKING (SAFE HARBOR) STATEMENT

Statements in this press release that relate to future results, strategies and events are based on the Company's current expectations. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to, future sales, product demand, growth of the messaging industry, competition, exchange rate fluctuations, the effect of economic conditions and technological difficulties and other risks detailed in Voice Mobility's filings with the U.S. Securities and Exchange Commission. The Company assumes no obligation to update the information in this press release.